Exhibit 10.3
TRANSITION SERVICES AGREEMENT
between
Springs Global US, Inc.
and
Crown Crafts Infant Products, Inc.
Dated as of November 5, 2007

     This Transition Services Agreement (this “Agreement”) is made and entered into as of November 5, 2007 (the “Effective Time”), by and between Springs Global US, Inc., a Delaware corporation (“Springs Global”), and Crown Crafts Infant Products, Inc., a Delaware corporation (“Crown Crafts”).
WITNESSETH:
          WHEREAS, Springs Global and Crown Crafts have entered into an Asset Purchase Agreement dated as of the date hereof (the “Asset Purchase Agreement”) pursuant to which Springs Global has agreed to sell, and Crown Crafts has agreed to buy, certain of the assets of Springs Global’s baby product line;
          WHEREAS, in connection with the transactions contemplated by the Asset Purchase Agreement, Crown Crafts desires that Springs Global provide, or cause to be provided, to Crown Crafts, and Springs Global is willing to provide, or cause to be provided, to Crown Crafts, certain transition services as set forth herein during the periods set forth herein; and
          WHEREAS, capitalized terms used and not defined in this Agreement shall have the meanings ascribed to them in the Asset Purchase Agreement.
          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
TERMS AND CONDITIONS
          1. Agreement to Provide Services.
          1.1 Agreement. Upon the terms and subject to the conditions contained herein and in the Schedules attached hereto, (a) Springs Global hereby agrees to provide, or cause to be provided, to Crown Crafts the Transition Services (as defined herein), and (b) Crown Crafts agrees to pay Springs Global the Service Costs (as defined herein) for such Transition Services.
          1.2 Transition Services. In this Agreement, the term “Transition Services” shall mean and refer to the services relating to the operation of Crown Crafts’ business set forth on Schedule A; each particular such service shall be referred to herein as a “Transition Service.”
          1.3 Transition Period. Springs Global shall provide the Transition Services to Crown Crafts during the periods (each, a “Transition Period”) that shall commence at the Effective Time and shall, with respect to each Transition Service, continue for the period ending on the date that is six (6) months after the Effective Time or such shorter period, if any, set forth on Schedule A, unless earlier terminated in accordance with Section 1.4.

          1.4 Phase Out or Termination of Transition Services. Crown Crafts shall have the unconditional right, in its sole and absolute discretion, to direct that any or all of the Transition Services provided to it be terminated effective on a date established by Crown Crafts (“Early Termination”) that is prior to the applicable termination date for such Transition Service. Such Early Termination will be effective no earlier than fifteen (15) days after written notice of the Early Termination is received by Springs Global, unless Springs Global consents in writing to a shorter period. Any such Early Termination shall be final, and the amounts payable by Crown Crafts hereunder shall not be changed in any respect by any such Early Termination. Crown Crafts may at any time request that the level of any specific item of the Transition Services be reduced or phased out, subject to mutual written agreement of the parties at any time. If Crown Crafts fails to pay any Service Costs or Reimbursable Expenses (as defined herein) as and when due hereunder (subject to the provisions of Sections 2.2 and 2.3 hereof) or breaches any other material provision of this Agreement, then Springs Global may terminate this Agreement by giving written notice of termination to Crown Crafts; provided, that Springs Global will not terminate this Agreement without first giving Crown Crafts ten (10) business days following such notice to cure such failure or breach.
          2. Payment for Transition Services.
          2.1 Service Costs and Reimbursable Expenses. In consideration for Springs Global’s provision of the Transition Services, (i) Crown Crafts will reimburse Springs Global (a) for Springs Global’s service costs determined in accordance with Schedule A (the “Service Costs”) and (b) for Springs Global’s actual documented out-of-pocket expenses not otherwise set forth on Schedule A but nevertheless actually and reasonably incurred by Springs Global in connection with providing, or in order to provide or cause to be provided, the Transition Services (the “Reimbursable Expenses”); provided that no Reimbursable Expenses exceeding $5,000 in the aggregate shall be incurred without the prior written consent of Crown Crafts.
          2.2 Reimbursement of Service Costs and Expenses. Springs Global shall invoice Crown Crafts for Service Costs and Reimbursable Expenses promptly after the end of each fiscal month during each Transition Period. Such invoices shall set forth in reasonable detail the Transition Services provided during such month and the Service Costs and Reimbursable Expenses payable by Crown Crafts therefor. Subject to Section 2.3, each invoice shall be paid by wire transfer not later than thirty (30) calendar days following receipt by Crown Crafts thereof in accordance with the written instructions provided by Springs Global to Crown Crafts; provided, that no such payment by Crown Crafts shall be deemed to be a waiver of its rights under Section 2.3. This Section 2.2 and Section 2.3 below shall survive any termination of this Agreement with respect to Transition Services performed pursuant to this Agreement for which Springs Global has not yet been paid by Crown Crafts.
          2.3 Audits; Objections. Crown Crafts (and its accountants) shall have the right, upon reasonable written notice and at its expense, to review the applicable books and records of Springs Global with respect to Springs Global’s obligations under this Agreement and to confer with employees of Springs Global to review the accuracy of any of the invoices provided to Crown Crafts (in each case during business hours and without unreasonably disrupting Springs Global’s normal operations). In the event that Crown Crafts disputes any such invoice or the amount of any such remittances, Crown Crafts shall pay all undisputed charges on such invoice and shall notify Springs Global in writing of its objections. Crown Crafts and Springs Global shall negotiate in good faith to attempt to resolve such dispute. In the event the parties are unable to resolve such dispute, the parties will seek to resolve such dispute in accordance with Section 7.11 of this Agreement.
          3. Service Standards. Springs Global shall perform or cause to be performed the Transition Services with the same degree of care, skill, diligence and compliance with applicable law and in substantially the same manner as performed immediately prior to the Effective Time.
          4. Force Majeure. No party shall be liable for any failure of performance attributable to acts, events or causes (including, but not limited to, war, riot, rebellion, civil disturbances, power failures, failure of telephone lines and equipment, flood, storm, fire and earthquake or other acts of God or conditions or events of nature, or any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental authority) beyond its control that prevent in whole or in part performance by such party hereunder. In the event of any such force majeure event, Springs Global will take commercially reasonable steps to mitigate the adverse effect of such force majeure event. Subject to the foregoing, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and Springs Global shall have no liability to Crown Crafts or any other party in connection therewith other than by reason of breach or nonfulfillment of its covenants in this Section 4. To the extent Springs Global is unable to provide services during any period of force majeure, Crown Crafts shall not be liable for any Service Costs or Reimburseable Expenses during such period of force majeure. Springs Global shall use commercially reasonable efforts to remove such disability as soon as and to the extent reasonably possible and to assist Crown Crafts in finding third parties to provide affected Transition Services at rates no less favorable to Crown Crafts than those applicable hereunder during the period of such disability. Unless otherwise agreed in writing by Crown Crafts, the Transition Period relating to each Transition Service affected by such disability, other than Transition Services related to information technology, shall be deemed to be extended by a period of time equal to the period of such disability.
          5. Access to Employees.
          (a) At Crown Crafts’ request, Springs Global shall use reasonable efforts to provide Crown Crafts with reasonable access to the employees providing the applicable Transition Services hereunder.
          (b) Crown Crafts agrees that during the term of this Agreement and for a period of twelve (12) months following the termination of this Agreement Crown Crafts shall, and shall cause its subsidiaries and Affiliates (as defined herein) to, not employ, solicit, tamper with, or divert (or attempt to employ, solicit, tamper with, or divert) away from Springs Global or its Affiliates any of Springs Global’s or its Affiliates’ employees (other than employees solely associated with the baby product line) for the purpose of engaging or employing them.
          6. Indemnification.

          (a) Springs Global shall indemnify, defend, save and hold harmless Crown Crafts, its Affiliates, their officers, directors, employees, agents and representatives from and against any and all losses, liabilities, claims, damages, actions, fines, penalties, expenses or costs (including court costs and reasonable attorneys’ fees) (“Losses”) suffered or incurred by any such Person arising from or in connection with Springs Global’s nonfulfillment of or failure to comply with any covenant, agreement or obligation of Springs Global hereunder, except to the extent resulting from Crown Crafts’ or any of its Affiliates’ acts or omissions.
          (b) Crown Crafts shall indemnify, defend and hold harmless Springs Global, its Affiliates, their officers, directors, employees, agents and representatives from and against any and all Losses suffered or incurred by any such Person arising from or in connection with Crown Crafts’ nonfulfillment of or failure to comply with any covenant, agreement or obligation of Crown Crafts hereunder, except to the extent resulting from Springs Global’s or any of its Affiliates’ acts or omissions.
          (c) Notwithstanding any other provision of this Agreement, no party shall be liable for lost profit, lost revenue or any other form of indirect, incidental, special, consequential or punitive damages, even if that party has been informed of the possibility of such damages.
          7. General Provisions.
          7.1 Definitions. For the purposes of this Agreement and the Schedules and Exhibits hereto:
          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. Control of any Person shall consist of the power to direct the management and policies of such Person (whether through the ownership of voting securities, by contract, as trustee or executor or otherwise) and shall be deemed to exist upon the ownership of securities entitling the holder thereof to exercise more than fifty percent (50%) of the voting power in the election of directors of such Person (or other Persons or body performing similar functions).
          7.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered by hand, (b) mailed by registered or certified mail (return receipt requested), (c) by deposit with a nationally recognized courier for next business day delivery, or (d) faxed and immediately confirmed both orally and in writing, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or so telecommunicated or the next business day following deposit with such courier or on the third business day following the date on which so mailed, if deposited in a regularly-maintained receptacle for United States mail:
If to Springs Global:
Springs Global US, Inc.
205 North White Street
Fort Mill, South Carolina 29715
Attn: General Counsel

Fax: (803) 547-3766
If to Crown Crafts:
Crown Crafts Infant Products, Inc.
916 S. Burnside Avenue
Gonzales, Louisiana 70737
Attn: Mr. E. Randall Chestnut
Fax: (225) 647-9112
With a copy to (which shall not constitute notice to Crown Crafts):
Rogers & Hardin LLP
2700 International Tower
229 Peachtree Street, NE
Atlanta, Georgia 30303
Attn: Steven E. Fox, Esq.
Fax: (404) 525-2224
          7.3 Assignment; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party hereto may assign either this Agreement or any of its rights or interests hereunder, or delegate any of its duties or obligations hereunder, without the prior written approval of the other party.
          7.4 No Third-Party Beneficiaries. Except as set forth in Section 6, nothing in this Agreement shall be construed as giving any person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.
          7.5 Remedies. Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement is intended to be exclusive, and each party shall have all other remedies now or hereafter existing at law or in equity or by statute or otherwise, and the election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies. Nothing contained herein shall be deemed to be a limitation on any remedies that otherwise may exist or be available to any party under the Asset Purchase Agreement.
          7.6 Interpretation; Definitions. The headings contained in this Agreement or in any Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole (including the Schedules) and not to any particular Section in which such words appear. All references herein to dollar amounts shall be deemed to be references to U.S. Dollars.
          7.7 Amendment; Waiver. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by the parties. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.
          7.8 Counterparts. This Agreement and any amendments hereto may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.
          7.9 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
          7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts entered into and to be performed entirely within such State.
          7.11 Dispute Resolution. Any dispute under this Agreement shall be resolved using the arbitration provisions set forth in Section 6.12 of the Asset Purchase Agreement
          7.12 Confidentiality. Each party shall keep confidential and cause its Affiliates and their respective officers, directors, employees and representatives to keep confidential the Schedules to this Agreement and all information received from the other party regarding the Transition Services or the business and affairs of the other party in connection with performance of the Transition Services and to use such information only for the purposes set forth in this Agreement, unless otherwise agreed to in writing by the party from which such information was received. In the event a party is required by any court or legislative or administrative body (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) to disclose any confidential information provided pursuant to this Agreement, the party shall provide the other party with prompt notice of such requirement in order to afford the other party an opportunity to seek an appropriate protective order or other remedy. However, if the other party is unable to obtain or does not seek such protective order and the party required to disclose the confidential information is, in the opinion of its counsel, legally compelled to disclose such confidential information, disclosure of such information may be made without liability under this Agreement.
          7.13 Authority. Neither of the parties hereto shall act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement.
          7.14 Term of Agreement. This Agreement will terminate and be of no further force or effect immediately as of the time and date that the last remaining Transition Period (as such Transition Period may have been extended pursuant hereto) shall have either expired or been terminated; provided, that upon termination or expiration of this Agreement, (i) no party hereto shall be relieved of any liability for any breach or nonfulfillment of any provision of this Agreement and (ii) Sections 6 and 7 will survive any termination or expiration of this Agreement. The amounts that Crown Crafts is obligated to pay on a monthly basis pursuant to Section 2.1 will be prorated on a daily basis for any partial month of the term of this Agreement.
          7.15. Schedules. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
          7.16 Entire Agreement. This Agreement (including the Schedules hereto) contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter.
          7.17 Taxes. Solely to the extent included in the pricing set forth on the applicable Schedule, Service Costs payable by Crown Crafts to Springs Global shall be inclusive of any applicable sales, use, excise or other similar taxes (each, a “Tax”) applicable to the sale of Transition Services. In the event that any Tax is properly chargeable on the provision of a Transition Service as indicated on the applicable Schedule, Crown Crafts shall be responsible for and shall pay the amount of any such Tax in addition to and at the same time as the Service Costs. All Service Costs will be paid free and clear of and without withholding or deduction for or on account of any Tax, except as may be required by applicable law.
          7.18 Employees. All persons engaged in providing any Transition Service shall be the sole and exclusive employees of Springs Global or, as applicable, an Affiliate of Springs Global, with Springs Global or such Affiliate, as the case may be, solely responsible for all employment decisions regarding such employees and all costs and obligations associated with such employees, including wages, benefits and Taxes, and for complying with all employment and Tax laws related to such employment.
[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SPRINGS GLOBAL US, INC.
By:	/s/ Flavio R. Barbosa

Name:	Flavio R. Barbosa

Title:	EVP & CFO

CROWN CRAFTS INFANT PRODUCTS, INC.
By:	/s/ E. Randall Chestnut

Name:	E. Randall Chestnut

Title:	Vice President

[Signature page for Transition Services Agreement –SGUS/Crown Crafts]

SCHEDULE A
TRANSITION SERVICES
CROWN CRAFT INFANT PRODUCTS, INC. TRANSITION SERVICES
I. Information Technology
•	Transition Support Services
- Transition Support Services will be provided, as needed and requested, to assist Crown Crafts in conversion to its EDI, ERP, Distribution and Financial systems and to its own Network facilities during the Transition Period. This support will be coordinated by the Springs Global designated Project Manager who will serve as the primary point of contact between Springs Global and Crown Crafts with respect to any Transition Support Services.
- Transition Support Services provided will be delivered in accordance with Springs Global’s customary work methods and processes and will not include modification of any current Springs Global systems or infrastructure to meet Crown Crafts’ transition requirements with the exception of isolating PkMS for stand-alone operations related to the baby products section of the Ontario Warehouse during the Transition Period.
- Any Transition Support Services continuing after the period ended five business days following the Effective Time will be provided at the time and materials rates established in the Fees & Adjustments section below (to clarify, Transition Support Services are not included in the monthly Service Fee described below).
•	Services during the Transition Period
-	Infrastructure Services: Infrastructure support will be limited to phone, fax and photocopier services provided by Springs Global. Crown Crafts will be responsible for establishing and maintaining all hardware, software, data communication and infrastructure related to the operations of Crown Crafts’ systems in the Ontario, California warehouse. Crown Crafts agrees to provide, within two weeks prior to implementation, documents which describe in detail any changes proposed in the network infrastructure of the Ontario Warehouse after the date of this Agreement. Springs Global will review the documents within 5 working days and approve the changes or recommend alternatives. Implementation will not commence without approval, via written notice or email, by Springs Global. Network infrastructure includes: cabling, network switches or routers, wireless communications, or the addition of new devices such as PC’s, terminals, printers or radio frequency equipment.

-	Application Services: PkMS and EDI application support and forwarding or re-transmitting EDI transactions to Crown Crafts.
•	Network

-	Crown Crafts and Springs Global shall ensure that their respective networks remain separate.
•	Service Level Agreement Parameters
-	Springs Global will provide operational services in a manner consistent with its normal practices and delivery methods, and will provide:
s	7 day, 24 hour operation with up to two Sundays per month scheduled downtime from 12:00 a.m. to 7:00 a.m. Eastern Time and other Sundays from 12:00 a.m. to 4:00 a.m. Additional extended downtime for planned, major upgrades will be required by Springs Global. Crown Crafts will be notified via email about any additional extended downtime

s	Processor uptime measurement of 98% excluding planned downtime;

s	Completion of nightly batch processing cycles by 8:00 a.m. Eastern Time

s	Response to service requests and security changes in a manner consistent with Springs Global’s normal processes.
Compliance with License Terms
Crown Crafts agrees that it shall not knowingly cause any breach of any licenses for software used to provide the Transition Services. Springs Global agrees that it will pay the PkMS license fee required with respect to Crown Crafts’ use of PkMS during the Transition Period.
Fees and Adjustments
-	The monthly Service Fee for services provided by Springs Global to Crown Crafts, as described, is $4,000 for Application Services. Infrastructure Services will be addressed in the separate Warehousing Agreement between Crown Crafts and Springs Global.

-	In addition, Springs Global will provide programming/engineering personnel (subject to the availability of qualified information technology personnel) for Transition Support Services continuing after the period ended five business days following the Effective Time (described above in this Section I of Schedule A) and other service not included herein, billable at: $100/hour.
s	The monthly Service Fee shall include:
a.	Provision of systems support in a manner consistent with that provided by Springs Global during the three-month period prior to the Effective Time.

b.	Normal troubleshooting of device, application, and network issues reported by Crown Crafts or Springs Global using customary trouble reporting processes.
s	The monthly Service Fee shall not include:
a.	Any necessary software licenses and associated fees for information processing systems (other than PkMS) Crown Crafts requires to be used at the Ontario Warehouse and that were not used by Springs Global as of the Effective Time. Crown Crafts hereby agrees to pay directly for all such software licensing and assignment fees of any description charged by third party software manufacturers, hardware, or telecom providers in connection with the performance of the Services hereunder.
b.	Any labor costs incurred by Springs Global personnel relating to provision of any services not provided prior to the Effective Time, such as the addition of new customers that submit purchase orders or other transaction requests in EDI format, installation of equipment, cost of any equipment or software licensing, conversion of data after the period ended five business days following the Effective Time, or any other costs unique to or attributable to Crown Crafts.

c.	The cost of any goods or third party services purchased by Springs Global in connection with the provision of the Services as well as Springs Global’s out-of-pocket expenses in connection with any such purchases shall be paid by Crown Crafts. Out-of-pocket expenses include, without limitation, all additional electronic mailbox and transaction fees and other value added network (“VAN”) charges relating to the establishment and maintenance by Springs Global of additional mailboxes to support the processing of EDI Purchase Orders or other EDI requested transmissions from Crown Crafts customers, hardware maintenance for devices based at Crown Crafts, software licensing, or acquisition of software or hardware to establish service for Crown Crafts, and telecommunications expenses for provision of service to Crown Crafts facilities or operations.

II. Finance
•	Accounts Payable
-	Identification and reconciliation of Assumed Liabilities between Springs Global and Crown Crafts.
•	International Accounts Payable
-	LC and DA processing on inventory purchased by Crown Crafts where Springs Global is still the Importer of Record.

-	Transition of credit support documents; e.g., letter of credit.
•	Accounts Receivable/Claims
-	Identification of cash receipts and claims received by Springs Global that belong to Crown Crafts.

-	Reconciliation of cash receipts and claims received by Crown Crafts that belong to Springs.
•	Treasury Services
-	Periodic wire transfer of net cash receipts received by Springs Global that belong to Crown Crafts.
•	Internal and External Financial Reporting
-	Assistance in preparation of 2006 and 2007 interim and annual financial statements.
•	Audit Support related to SEC Reporting
-	Assistance provided to Crown Crafts external auditors in preparation of abbreviated financial statements.
Service Provider
•	Springs Global’s finance department
Fees
•	Transition Services will be provided during the Transition Period without charge

III. Springs Asia
Transition Services
•	Springs Asia provided product development, design, quality assurance, vendor relations, purchasing and import/export services to Springs Global prior to the Effective Time. For a period of one month following the Effective Time, Springs Asia will assist in the transition of such services for existing products of Springs Global’s infant and toddler product line to Crown Crafts without charge.
Service Provider
•	Services provided by Springs Asia employees and/or Springs Asia corporate management.

IV. Customer Service
Customer Orders and Routing
o	EDI orders for customers with trading partner numbers specific to infant and toddler products will be redirected to Crown Crafts and will not require any Springs Global Customer Service action.

o	EDI orders for customers with trading partner numbers that are not specific to infant and toddler products will be reviewed on a daily basis and re-transmitted to Crown Crafts Customer Service.

o	Manual orders received by Springs Global Customer Service will be forwarded to Crown Crafts Customer Service

o	Customers with web-based routing or that have special set-up requirements for routing that are not in place at Crown Craft will require Springs Global Customer Service assistance. Crown Crafts will provide customer purchase orders specifics to Springs Global Customer Service for routing with customers.
Service Provider
•	Springs Global’s Customer Service Department
Fees
•	The monthly Service Fee for services relate to Customer Orders and Routing will be $1,500 per month.